Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

For Immediate Release

MSA Completes Acquisition of General Monitors

California Company Strengthens MSA’s Presence in Oil, Gas and

Petrochemical Markets

PITTSBURGH, October 14, 2010 – MSA (NYSE: MSA) today announced it has completed the acquisition of General Monitors of Lake Forest, Ca., a leading innovator and developer of fixed systems for gas and flame detection. General Monitors is a privately held company that employs approximately 225 people globally and had 2009 revenues of approximately $80 million. The transaction, which MSA announced in early September, is valued at $280 million and is being financed with a combination of existing cash balances and incremental borrowing.

With the acquisition complete, MSA significantly strengthens its position in the global oil, gas and petrochemical markets by adding a highly recognized and respected brand of fixed gas and flame detection systems to a very complementary MSA product line. General Monitors’ products and systems are used in a broad range of oil and gas exploration and refining applications as well as in a diverse range of industrial plant settings. William M. Lambert, MSA President and CEO, commented that the acquisition accelerates a key element of MSA’s long-term corporate strategy to provide a broad line of gas and flame detection solutions to customers in the estimated $850 million market the two companies serve.

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“We’re very excited about finalizing this transaction and bringing our two great companies together,” Mr. Lambert said. “There are many synergies that make this acquisition a superb fit for both organizations, including an industry leading product line, a highly complementary geographic footprint, and a mutually intense focus on driving customer satisfaction and loyalty. Most importantly, our companies have very similar cultures built on integrity and defined by a passion for innovation and a commitment to one mission: protecting and saving lives,” he said.

Over the past several weeks, since the acquisition was announced, Mr. Lambert said the company has focused on developing a comprehensive cross-functional integration process that is designed to ensure the success of the venture. “At the center of this process is a joint integration team comprised of functional area business leaders from both organizations,” Mr. Lambert noted. “Overall, as we prepared for the closing of the transaction, this team made great progress in developing a precise process-driven blueprint, covering nine functional areas, that is designed to ensure the integration is fully planned and effectively executed. Needless to say, with the required legal and regulatory approvals now secured, we’re very excited to be in a position to put this plan into action,” he added.

As was announced previously, General Monitors President and CEO Phillip A. Robbibaro will continue to work for the company in the same capacity, and MSA has retained the strong General Monitors management team as part of the acquisition, with many of those members serving on the cross-functional integration team.

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“The long-range goal of this venture is simple, “Mr. Robbibaro said. “We plan to gain synergies by leveraging the technological expertise, market reach and best practices of both organizations to provide our customers with the best solutions available in gas and flame detection systems. Our respective product lines complement each other exceedingly well in virtually every market we serve, and we will grow by delivering greater value to our customers than either company could do by itself.”

General Monitors was founded in 1961 by four aerospace engineers dedicated to providing hydrogen gas monitoring safety equipment for the U.S. space program. This focus on protecting life in the workplace evolved into a corporate commitment to provide gas and flame detection throughout the world’s energy related industries. Over the years, the company has grown steadily, earning a worldwide reputation as a leader in innovative, high-quality gas monitoring and flame detection products.

About MSA

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, oil, gas and petrochemical industry, homeland security, construction, mining and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, ballistic body armor, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through various retail channels. MSA has annual sales of approximately $1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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